Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into as of August 30, 2024 (“Effective Date”) by and between OneMedNet Corporation, a Delaware corporation (the “Company”) and Robert Golden (“Consultant”).

1. SERVICES.

1.1 Services. Consultant shall be available to perform the function of a Chief Financial Officer (“Services”). The Board or Chief Executive Officer (“CEO”) may establish the terms on which the Services will be rendered. Consultant and Company may refer to Consultant as “Interim” or “Acting” “Chief Financial Officer” or similar title when Consultant is performing the Services.

1.2 Status/Employees. Consultant will act solely as an independent contractor and Consultant shall not be considered an employee, agent or partner of Company for any purposes. As an independent contractor, Consultant shall accept any directions issued by the CEO pertaining to the goals to be attained and the results to be achieved by Contractor but shall be solely responsible for the manner and hours in which Contractor will perform the Services under this Agreement. The Company acknowledges that Consultant will not be working full-time on the Services; rather Consultant will work a sufficient number of hours necessary to complete the tasks agreed upon by the CEO and Consultant.

1.3 Performance. Consultant shall perform the Services in good faith and shall avoid any conflicts of interest in performance of his obligations under this Agreement.

1.4 Authority. This Agreement does not give Consultant any authority, and Consultant shall not represent that this Agreement gives Consultant the authority, to bind Company, to assume or to create any obligation or responsibility, express or implied, on behalf of Company or in its name. Notwithstanding the foregoing, this Agreement does not limit any authority granted to Consultant as an officer of the Company.

1.5. No Requirement to use Services. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to use Consultant for the performance of Services during the term. Company’s only obligation shall be to pay the fees set forth in Section 2.1 in accordance with the terms of this Agreement.

2. COMPENSATION.

2.1 Payments. As full compensation for the Services, Consultant will receive a fee of $12,000 per month commencing on the Effective Date. In addition, the Company will issue Consultant 100,000 restricted stock units (“RSUs”) that will fully vest on the first anniversary of the Effective Date if Consultant continuously provides the Services in compliance with this Agreement through and on that date, subject to earlier vesting in accordance with Section 7.2.2.

2.2 Expenses. The Company will reimburse Consultant for reasonable business expenses incurred by Consultant in performing the Services pursuant to this Agreement to the extent in compliance with the Company’s expense reimbursement policies, subject to receipts for such expenses being provided to the Company in accordance with Company’s then-current expense reimbursement policy.

2.3 Other Compensation. Consultant shall not be entitled to any remuneration, benefits, or expenses except as specifically provided for in this Agreement. The Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

3. TAXES.

Consultant acknowledges and agrees that it is the sole responsibility of Consultant to report as income the compensation received from Company and to make the requisite tax filings and payments to the appropriate federal, state or local tax authority. No part of Consultant’s compensation shall be subject to withholding by Company for the payment of social security, unemployment, or disability insurance or any other similar state or federal tax obligations.

4. PROPRIETARY RIGHTS.

4.1 Inventions Belong to Company. Consultant acknowledges that all Confidential Information (as defined below) and all discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made or developed by Consultant either alone or with others, during the course of engagement with the Company pursuant to this Agreement or any previous agreements or arrangements between Consultant and the Company, whether or not conceived, developed, reduced to practice or made during any regular working hours or on the premises of the Company (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Company.

4.2 List of Prior Inventions. Consultant represents and warrants that Consultant does not claim rights in, or otherwise exclude from this Agreement, any Invention except as listed on Exhibit “A” hereto.

4.3 Assignment of Inventions. Consultant hereby assigns and agrees to assign all Consultant’s rights, title and interest in the Inventions, to the Company or its nominee. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, Invention or any such service or product, it will be considered a work made for hire and the Company will be considered the author thereof. Consultant hereby waives for the benefit of the Company and its successors and assigns any and all moral rights in respect of any Inventions.

4.4 Disclose Inventions to Company. Consultant agrees that Consultant shall disclose promptly to the Company, its successors or assigns, any Inventions. Whenever requested to do so by the Company, Consultant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect the Company’s interest in the Inventions and shall assist the Company in every proper way (entirely at the Company’s expense, including reimbursement to Consultant for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

4.5 Additional Documents. Consultant agrees to execute any documents as Company may request to evidence or otherwise protect Company’s ownership of the Inventions. Consultant appoints the Company as Consultant’s attorney-in-fact to execute any such documents on Consultant’s behalf if Consultant fails to do so within five (5) business days of Company’s reasonable request.

5. CONFIDENTIAL INFORMATION.

5.1 “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee, agent or consultant of the Company (including by Consultant) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers. Without limiting the generality of the foregoing, Confidential Information, includes information of the Company pertaining to:

(a)	research and development plans or projects, data and reports; computer materials such as programs, instructions, source and object code, and printouts; formulas, inventions, developments and discoveries; product information, including testing information; business improvements and processes; marketing and selling plans; business opportunities, plans (whether pursued or not) and budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(b)	any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons; and

(c)	financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages.

5.2 Maintaining Confidence. Consultant acknowledges that Consultant will have access to Confidential Information which is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. Consultant agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by Consultant or disclosed to Consultant as a result of or in connection with the performance of the Services for the Company or otherwise acting as a service provider to the Company.

5.3 Non-Disclosure. Consultant agrees that, both during the term of this Agreement and after, Consultant will not use or disclose any Confidential Information to any person, other than as required to perform the Services, without the prior written authorization of the CEO. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act on Consultant’s part in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

5.4 Third Party Confidences. Consultant understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary, including health information about patients and which the Company has agreed to keep confidential. Consultant agrees that all such information shall be Confidential Information for the purposes of this Agreement.

6. CONSULTANT’S REPRESENTATIONS AND WARRANTIES.

Consultant warrants and represents that Consultant has the authority to enter into this Agreement and to perform all obligations under this Agreement, including, but not limited to, the grant of rights to the Inventions and all related proprietary rights. Consultant acknowledges that this Agreement has been prepared by the Company and acknowledges that Consultant has had sufficient time to review this document thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of it prior to its execution. By signing this document, Consultant represents and warrants that Consultant has read and understood it and that Consultant executes it of Consultant’s own free will and act.

7. TERM AND TERMINATION.

7.1 Term of Agreement. The term of this Agreement will commence on the Effective Date and continue until the first anniversary of the Effective Date, unless earlier terminated as set forth in Section 7.2 below.

7.2 Termination of Agreement on Breach.

7.2.1 Breach. Each party has the right to terminate this Agreement if the other party has materially breached any obligation herein and such breach remains uncured for a period of thirty (30) days after written notice of such breach is sent to the other party.

7.2.2 Convenience. Company may terminate this Agreement at any time for any reason on five (5) days notice to Consultant. In the event of any termination under this Section 7.2.2, one-twelfth of the aggregate number of RSUs granted under this Agreement will vest for each full month Consultant provided Services under this Agreement prior to the date of termination.

7.3 Return of Materials. Upon termination of this Agreement, Consultant shall promptly return to Company all data, materials and other property of Company held by Consultant.

7.4 Survival. The following provisions shall survive any termination of this Agreement: Section 3 (Taxes), Section 4 (Proprietary Rights), 5 (Confidential Information), 6 (Consultant’s Representations and Warranties), 7 (Term and Termination), 8 (Indemnification) and 9 (Miscellaneous).

8. INDEMNIFICATION.

The Company shall defend, indemnify and hold Consultant harmless from any damages, claims, liabilities, and costs, including reasonable attorneys’ fees, or losses of any kind or nature whatsoever which may in any way arise from Consultant performing the Services, to the extent of the Company’s obligations to defend, indemnify and hold harmless the executive officers of the Company. Consultant shall provide the Company with prompt written notice of any claim covered by this Section 8 and shall cooperate fully in the Company’s defense of such claim.

9. MISCELLANEOUS.

9.1 Entire Agreement. This Agreement is the sole and entire Agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documentation relating to such subject matter.

9.2 Modifications. Any modifications to this Agreement must be in writing and signed by both parties.

9.3 Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.

9.4 Governing Law. This Agreement will be governed by the laws of the State of Delaware. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the State of Delaware, in any controversy arising out of this Agreement.

9.5 Equitable Relief. Consultant acknowledges that the unauthorized use or disclosure of Company’s intellectual property or Confidential Information will cause irreparable harm and significant commercial damages, the extent of which will be impossible to measure in money. Therefore, if Company should institute any action or bring any proceeding under this Agreement, Consultant hereby waives the claim or defense that it has an adequate remedy at law.

9.6 No Agency. This Agreement does not create any agency or partnership relationship.

9.7 Assignability. This Agreement is not assignable by either party.

9.8 Notices. All notices, consents, waivers, and other communications intended to have legal effect under this Agreement must be in writing, must be delivered to the other party at the address set forth on the signature page hereof by personal delivery, certified mail (postage pre-paid), a nationally recognized overnight courier, or via email, and will be effective upon receipt (or when delivery is refused). Each party may change its address for receipt of notices by giving notice of the new address to the other party.

9.9 Attorneys’ Fees. In the event that any action is instituted by either party under this Agreement to enforce or interpret any of the terms hereof, the prevailing party shall be entitled to be paid all court costs and expenses incurred by such party with respect to such action, including reasonable attorneys’ fees.

In Witness Whereof, the parties have caused this Consulting Agreement to be executed as of the date set forth above.

ONEMEDNET CORPORATION		CONSULTANT

By:	/s/ Aaron Green	/s/ Robert Golden
	Aaron Green, Chief Executive Officer	Robert Golden

EXHIBIT A

PRIOR INVENTIONS

None